COMPLIANCE MANUAL

Code of Ethics
&
Policies and Procedures

This is a Confidential and Proprietary Internal Control Document for use by employees and agents of Centerstone Investors, LLC. Any unauthorized use of this document or the information contained within is strictly prohibited.

CODE OF ETHICS

Fiduciary Duty – Statement of Policy

The Firm is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. Mere negligence on the part of the Firm in breaching its fiduciary duty to a fund(s), or its investors or prospective investors, may be sufficient to establish a potential violation under the Advisers Act. For example, the Firm must take care not to include false or misleading statements in Form ADV disclosures, investor reports, responses to “requests for proposals,” or other disclosures to Clients or prospective Clients. Additionally, Rule 17j-1 under the 1940 Acts makes it unlawful for any affiliated person of an investment adviser to a registered investment company to engage in certain types of misconduct in connection with the purchase or sale of securities held or to be acquired by the registered investment company.

The adviser’s fiduciary duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Manual. In addition, Employees must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the Firm’s Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Employee investing for himself or herself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code.

Moderate gifts and entertainment. The receipt of investment opportunities, perquisites, or gifts from persons doing or seeking to do business with the Firm could call into question the exercise of our independent judgment. Accordingly, Employees may accept such items only in accordance with the limitations in this Code.

Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While the Firm encourages Employees and their families to develop personal investment programs, Employees must not take any action that could result in even the appearance of impropriety.

Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions. Please refer to the Insider Trading Policy in this manual for definition of material non-public information.

Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business. Make it your business to know what is required of the Firm as an investment adviser and otherwise, and of you as an Employee of the Firm, and integrate compliance into the performance of all duties.

Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

The Policies and Procedures in this Code of Ethics implement these general fiduciary principles in the context of specific situations.

Client Opportunities

Law

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients.

Policy

An Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This principle applies primarily to the acquisition of securities of limited availability for an Employee’s own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from an Employee’s account prior to selling a position from the account of a Client.

Procedures

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision that the Employee is recommending or making for a Client, the Employee must disclose that interest to the CCO and obtain approval prior to making the investment.

Restriction on Investment. Based on the information given, the CCO will decide whether to restrict an Employee’s participation in the investment decision or investment. In making these determinations, the CCO will consider the following factors: (i) whether the opportunity was suitable for any Client; (ii) whether any Client was legally and financially able to take advantage of the opportunity; (iii) whether any Client would be disadvantaged by the Employee’s interest; (iv)       whether the Employee’s interest is de minimis; and (v) whether the Employee’s interest is clearly not related economically to the securities to be purchased, sold or held by any Client.

Record of Determination and Monitoring. Personal investments made by Employees are pre- approved by Compliance and records regarding such pre-approvals are maintained by Compliance.

Personal Securities Transactions

Law

Employee personal investments must be consistent with the mission of the Firm always to put Client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for Clients or Client transactions or holdings.

Rule 204A-1 under the Advisers Act requires in effect that a registered investment adviser’s access person (“Access Persons”) report their transactions and holdings periodically to the CCO and that the adviser review these reports.

Under the SEC definition, the term “Access Person” includes any Employee who has access to non-public information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) Clients or who has access to such recommendations that are non-public.

Policy

It is the Firm’s policy that all Employees of the Firm are Access Persons for purposes of Rule 204A-1 and must file all required reports, initial and annual holdings reports, and quarterly reports of transactions in Access Person Accounts (defined below). In addition, Employees must adhere to the following requirements in connection with their personal trading.

Transaction Reporting Requirements. All Employees must file with Compliance initial and annual holdings reports and quarterly transaction reports with respect to all securities of which he or she is a “Beneficial Owner,” except holdings or transactions in the following securities (“Exempt Securities”):

●	direct obligations of the Government of the United States;

●	money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments;

●	money market fund shares;

●	shares of other types of mutual funds (although if the Firm acts as the investment adviser for a registered fund, Access Person transactions in shares of such fund will become reportable);

●	direct investments in Cryptocurrency;

●	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; and

●	hard or soft commodities and currency futures.

Beneficial Owner of securities means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. The term pecuniary interest means the opportunity to profit or share in any profit from a transaction in the security. An Employee is presumed to be the Beneficial Owner of their personal accounts and for immediate family members who share the Employee’s household or anyone to whose support the Employee materially contributes and other accounts over which the Employee exercises discretion or a controlling influence. All such accounts are referred to as “Access Person Accounts.”

To exclude such an account from the reporting requirements, the Employee must provide Compliance with written documentation showing that someone else has been retained or has been granted investment discretion over the account or otherwise demonstrating that the account should not be considered an Access Person Account.

Pre-Clearance Requirement – All Access Persons. Subject to the exceptions specified below, an Employee may not purchase or sell a security in an Access Person Account unless the Employee obtains prior approval from Compliance.

Transactions which are approved must be executed within the current trading session on the day of approval, unless otherwise specified by Compliance.

Employees may obtain pre-clearance via ComplySci, the Firm’s Compliance platform.

Securities Being Considered for Purchase or Sale

Compliance will, subject to the exceptions below, prohibit an Employee from purchasing or selling a security (or a derivative product), or engaging in any short sale of a security, in a personal account if, at the time of the transaction, the security is being considered for Purchase or Sale for a Client or is being purchased or sold for a Client.

Exceptions: The pre-clearance requirements do not apply to2:

a.	Non-Volitional Transactions, including:

●	Transactions in an Access Person Account over which the Employee has no direct or indirect influence or control (i.e., managed for an Employee on a discretionary basis by a third person or entity, when the Employee does not discuss any specific transactions for the account with the third-party manager).

●	The receipt of any security received as part of an Employee’s compensation (although any subsequent sales must be pre-cleared).

●	Any securities transaction effected in an Access Person Account pursuant to an automatic investment plan, which means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) a personal account in accordance with a predetermined schedule and allocation

[2]	Additional Securities may be exempted from the pre-clearance requirement if, in the opinion of the Chief Compliance Officer or designee, no conflict of interest could arise from personal trades in such security.

and includes dividend reinvestment plans. Additional purchases and sales that are not automatic, however, are subject to the pre-clearance requirement.

●	Exempt Securities as defined herein.

Compliance may request an Employee to certify as to the non-volitional nature of these transactions.

b.	Exercise of Pro Rata Issued Rights

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer’s securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired. This exemption applies only to the exercise or sale of rights that are issued in connection with a specific upcoming public offering on a specified date, as opposed to rights acquired from the issuer (such as warrants or options), which may be exercised from time-to-time up until an expiration date. This exemption does not apply to the sale of stock acquired pursuant to the exercise of rights.

Short-Term Trading. Employees must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives. The Firm discourages short-term trading strategies, and Employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. In any event, excessive or inappropriate trading that interferes with job performance, or compromises the duty that the Firm and its employees owes to its Clients will not be tolerated.

Employees are subject to a mandatory buy and hold (or sale and buyback) of all Securities for 30 calendar days.

Exceptions to the short-term trading rules (i.e., the 30-day hold):

●	Securities transactions in personal accounts of spouses and domestic partners and other non-Employees (e.g., financially dependent children) which are not directed by the Employee are subject to the mandatory buy and hold (or sale and buyback) of 30-calendar days. However, after 15 calendar days, such a transaction will be permitted for these personal accounts, if necessary, to minimize a loss.

●	Transactions in a personal account over which the Employee has no direct or indirect influence or control (i.e., managed for an Employee on a discretionary basis by a third person or entity).

●	Transactions in Securities held by the Employee prior to his or her employment with the Firm.

●	Exceptions may also be granted due to financial hardship at the discretion of the CCO.

●	Any trade made in violation of this section of the Code shall be unwound, or, if that is not practicable, all profits from the short-term trading may be disgorged as directed by the CCO.

Short Sales (“Shorting the Market”). Compliance will prohibit an Employee from engaging in any short sale of a security in a personal account if, at the time of the transaction, any Client has a long position in such security in a Firm managed portfolio, unless otherwise approved by Compliance.

De Minimis Transactions Exemption: Equity & Fixed Income Securities (includes Call Options).

Any equity security transaction, or series of related transactions, involving shares of common stock and including options, warrants, rights, and other derivatives, is exempt (can be traded regardless of Client activity in the security) provided:

●	The aggregate or notional value (total value of a position, how much monetary value a position controls, or an agreed upon amount in a contract) of the transactions does not exceed:

○	$10,000 for Securities of an issuer with a market capitalization of less than $1 billion at time of trade;

○	$25,000 for Securities of an issuer with a market capitalization of $1 billion to $5 billion at time of trade;

○	$50,000 for Securities of an issuer with a market capitalization of greater than $5 billion at time of trade.

●	The Employee has no actual knowledge that the security is being considered for purchase or sale by a Client or that the security is being purchased or sold by or for the Client.

PLEASE NOTE: Even if a trade qualifies for a de minimis exception, it must still be pre- cleared by Compliance or via ComplySci.

Restricted List. The Firm or its Employees may receive information that may be deemed to be material non-public information. Consequently, the Firm may choose to restrict personal trading in a security of a company or issuer by placing the company or issuer on a Restricted List. Employees are prohibited from trading in any security of a company or issuer on the Restricted List. Please refer to the Firm’s Insider Trading Policy in this manual for further information and requirements.

Blackout Periods. No Employee will be permitted to trade a security for an Access Person Account within seven (7) calendar days before and after (14 days in total) any Client trades in the same security (unless permissible under de minimis transaction exemption above). If an Employee engages in such a personal securities transaction during a blackout period, the CCO may break the trade or, if the trade cannot be broken, the CCO may direct that any profit realized on the trade be disgorged.

Actions During Blackout Periods. No person acting in the capacity of a portfolio manager shall delay or accelerate a Client trade due to a previous purchase or sale of a security for an Access Person’s Account. In the event that the portfolio manager determines that it is in the best interest of a Client to buy or sell a security for the account of the Client within seven days of the purchase or sale of the same security in a portfolio manager’s Access Person Account, Compliance may direct that the trade in the Access Person Account be canceled, grant an exception or take other appropriate action.

Transactions Contrary to Client Positions. No person acting in the capacity of a portfolio manager shall trade a security in an Access Person Account contrary to investment decisions made on behalf of a Client, unless the portfolio manager represents and warrants in the personal trading request that (1) it is appropriate for the Client account to buy, sell or continue to hold that security and (2) the decision to purchase or sell the security for the Access Person Account arises from the need to raise or invest cash or some other valid reason specified by the portfolio manager and approved by Compliance and is not otherwise based on the portfolio manager’s view of how the security is likely to perform.

Initial Public Offerings and Other Private Placements. All transactions in Access Person Accounts in (i) initial public offerings or (ii) private placements of securities other than those of pooled investment vehicles, are prohibited.

Maintaining Access Person Accounts. The Firm requires all Employees to provide duplicate account statements and confirmations for all Access Person Accounts. In the absence of statements and confirmations, Compliance will arrange for account positions and transactions in Access Person Accounts to feed into ComplySci.

NOTE: Trading account applicants may be requested to provide a “407 Letter” as a part of their Brokerage/Trading Account application. The 407 Letter, obtained from Compliance, will authorize the Broker to open the account, and specify if and where duplicate copies of confirmations and statements should be sent.

Procedures

Duplicate Statements. For any account opened or maintained at a broker-dealer, bank or similar financial institution, each Employee shall be responsible for arranging duplicate account statements and confirmations to be sent directly to Compliance.

Such statements must be provided upon issuance of each Access Person Account, and all such statements must be received no later than 30 days after the end of each quarter, except for accounts in which transacts only in Exempt Securities.

In the absence of statements and confirmations, Compliance will arrange for account positions and transactions in Access Person Accounts to feed into ComplySci.

Initial and Annual Holdings Reports. Each Employee must complete a new hire certification and submit initial holdings reports that disclose all Access Person Accounts. All Access Person Accounts must be reported to Compliance, even if there are no securities or balances in the Access

Person Account as of the date of the initial or annual holdings report. The initial report shall be due no later than 10 days after becoming an Employee (limited exceptions with approval from the CCO).

Subsequent to commencement of employment, if an Employee establishes a new (or closes an existing) Access Person Account, the Employee must inform Compliance as soon as practicable. Failure to report any changes to any Access Person Account may result in a violation.

Employees must submit certifications on an annual basis as directed by Compliance, and the information contained in the report must be current as of a date no more than 45 days prior the date the report is submitted.

Quarterly Trade Reporting Requirements. Each Employee must submit to Compliance within 30 days after the end of each quarter a report of all securities transactions (other than transactions in Exempt Securities) effected in each Access Person Account during such quarter. The report must include the name of the security, date of the transaction, quantity, price, nature of the transaction and name of the bank, broker-dealer or financial institution through which the transaction was affected. Information regarding such transactions need not be reported if duplicate account statements and confirmations for all Access Person Accounts have been provided to Compliance or have already been linked to ComplySci. Employees must independently report securities that do not appear on account statements, confirmations, or in ComplySci (e.g., any securities acquired in private placements or by gift or inheritance) during the certification process. Even if no transactions are required to be reported, each Employee must certify that all transactions have been reported.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including quarterly transaction and initial and annual holdings reports, will be subject to review for compliance with the policies and procedures in this Code of Ethics. Compliance shall:

●	address whether Employees followed internal procedures, such as pre-clearance for all Access Person Accounts;

●	compare Access Person Account transactions to any restrictions in effect at the time of the trade;

●	assess whether any Access Person Account has any trading activity in the same securities as the Firm’s Clients, and if so, whether Clients are receiving terms as favorable; and

●	periodically analyze Employee account trading for patterns that may indicate abuse.

Confidentiality. Compliance will maintain records in a manner to safeguard their confidentiality. Each Employee’s records will be accessible only to that Employee and Compliance.

Gifts, Entertainment and Contributions

Law

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its Clients. If the Firm and/or Employee were found to be acting in a position of undisclosed conflict of interest, it could be sanctioned under Section 206 of the Advisers Act.

In addition, ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. Many public employee benefit plans are subject to similar restrictions.

Other federal laws and regulations prohibit firms and their employees from giving anything of value to employees of various financial institutions in connection with attempts to obtain any business transaction with the institution, which is viewed as a form of bribery. Finally, providing gifts and entertainment to foreign officials may violate the Foreign Corrupt Practices Act.

Regarding political contributions, the SEC has stated that investment advisers who seek to influence the award of advisory contracts by public entities by making political contributions to public officials may cause such officials to compromise their fiduciary duty to such entities.

Policy

Accepting Gifts and Entertainment. On occasion, because of an Employee’s position with the Firm, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons that do business with the Firm. Extraordinary or extravagant gifts (i.e., gifts that have an aggregate value of more than $250 annually from a single giver) are not permissible and must be declined or returned, absent approval by Compliance. Gifts of nominal value (i.e., gifts that have an aggregate value of no more than $250 annually from a single giver) and promotional items (e.g., pens, mugs) may be accepted. Gifts should be sent to Employees at the Firm’s offices and may not be sent to an Employee’s home.

Entertainment having a reasonable value of no more than $500 at which both the Employee and the giver are present (e.g., business lunches and dinners, and sporting and cultural events) also may be accepted. Employees may not accept entertainment having a value in excess of $500 unless (i) there is a specific business purpose for such event; (ii) both the Employee and the giver are present; and (iii) the Employee’s participation in the event has been approved in advance by Compliance.

Giving Gifts and Providing Entertainment. Employees may give gift(s) of no more than $250 to any person associated with a securities or financial organization, including brokerage firms or other investment management firms, to members of the news media, or to Clients or prospective Clients of the Firm. Gifts of more than $250 to such persons are not permissible absent approval by Compliance. Employees may provide reasonable entertainment to such persons provided that both the Employee and the recipient are present and there is a business purpose for the entertainment. It is anticipated that Employees will not spend more than $500 per person on business meals on such occasions. Employees may not provide entertainment having a value more than $500 to such persons unless (i) there is a specific business purpose for such event; (ii) both the Employee and the recipient are present; and (iii) the provision of such entertainment has been approved in advance by Compliance.

Cash. No Employee may give or accept cash gifts or cash equivalents to or from Clients, brokers, vendors, or other persons that do business with the Firm.

Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Political Contributions: Pay-to-Play. See “Political Contributions” section below.

Charitable Contributions. Employees may not solicit charitable contributions from Clients, brokers, vendors, or other persons that do business with the Firm without the prior approval by Compliance, who shall maintain a record of each such solicitation. Employees should never offer charitable contributions for the purpose of influencing Clients or prospective Clients.

Client Complaints. Employees may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the CCO.

ERISA Considerations. Employees should never offer gifts or other favors for the purpose of influencing ERISA Client or prospective Client decision-making. Entertainment of ERISA or public plan trustees may be permissible if there is a business purpose for the entertainment (e.g., review of account performance), but any such entertainment must be consistent with any Code of Conduct of the plan.

Procedures

Prohibited Gifts and Entertainment. If an Employee has been offered a gift with an aggregate value exceeding $250 from any Client, broker, vendor, or other person that does business with the Firm or has been invited to participate in an event having a value in excess of $500, the Employee must seek the approval by Compliance in order to accept or retain such gift or entertainment. If an Employee wishes to provide any gift with an aggregate value exceeding $250 to any person associated with a securities or financial organization, including brokerage firms or other investment management firms, to members of the news media or to Clients or prospective Clients of the Firm, the Employee must seek the approval of Compliance prior to providing such gifts. If an Employee wishes to provide entertainment above $500 in value to any person associated with a securities or financial organization, including brokerage firms or other investment management firms, to members of the news media, or to Clients or prospective Clients of the Firm, the Employee must seek the approval by Compliance prior to providing such entertainment. All approvals of gifts and entertainment will be recorded in a gift and entertainment log. If there is any question about the appropriateness of any particular gift or entertainment, Employees should consult Compliance.

Expense Reports. Compliance will review reports or other documentation regarding Employee expenses periodically to monitor compliance with this policy.

Political Contributions. See “Political Contributions” section below.

Charitable Contributions. Prior to soliciting charitable contributions from any Client, broker, vendor, or other person that does business with the Firm, an Employee must receive the approval of Compliance. The Employee must notify Compliance of amounts received from such persons as a result of such solicitation. All such approvals must be documented and include information regarding the Employee, the charity, the date of the solicitation and the amounts received.

Outside Business Activities

Law

The Firm’s fiduciary duties to Clients dictate that the Firm and its Employees devote their professional attention to Client interests above their own and those of other organizations.

Policy

Employees may not engage in any “Outside Business Activities” (OBA) without the prior consent by Compliance. Employees may not:

●	be engaged in any other business;

●	be an officer of or employed or compensated by any other person for business-related activities;

●	serve as general partner, managing member or in a similar capacity with partnerships, limited liability companies or private funds other than those managed by the Firm or its affiliates;

●	engage in personal investment transactions to an extent that diverts an Employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm and its Clients;

●	have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm (other than ownership of publicly traded securities) from which the Employee might benefit or appear to benefit materially; or

●	serve on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations. Authorization for board service will normally require that the Firm not hold or purchase any securities of the company on whose board the Employee sits.

Restrictions on Activities. With respect to any outside activities engaged in by an Employee, the following restrictions shall be in effect: (i) the Employee is prohibited from implying that he or she is acting on behalf of, or as a representative of, the Firm; (ii) the Employee is prohibited from using the Firm’s offices, equipment or stationery for any purpose not directly related to the Firm’s business, unless such Employee has obtained prior approval from Compliance; and (iii) if the activity was required to be and has been approved by Compliance, the Employee must report any material change with respect to such activity.

Procedures

Approval. Before undertaking any of the activities listed above, the Employee must provide Compliance detailed information regarding all aspects of the proposed activity.

The Employee may not undertake such activity until the Employee has obtained approval from Compliance. Employees must disclose all activities in ComplySci at the start of employment and prior to the start of any OBA.

Further, once an Employee receives approval from Compliance, any material change to an Employee’s OBA must be immediately reported to Compliance for reevaluation. On an annual basis Employees will be required to review and attest to their existing conflicts or outside business activities.

Confidentiality

Law

During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information. “Confidential Information” is any and all non-public, confidential or proprietary information in any form concerning the Firm, its affiliates, their investments and investment strategies, or its Clients or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality, regardless of when such information was produced or obtained by the Firm. Confidential Information includes documentation in any medium or format whatsoever, and all reproductions, copies, notes and excerpts of any documentation comprising or including any Confidential Information, as well as information orally conveyed to the Employee.

Confidential Information shall not include (i) any information which the Employee can prove by documentary evidence is generally available to the public or industry other than as a result of a disclosure by the Employee; or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with the Firm and who did not obtain that information directly or indirectly from the Firm.

Policy

Employees (including Employees secunded to or providing services to the Firm who are deemed subject to this Manual) shall not at any time while employed or at any time after being employed (i) disclose, directly or indirectly, any Confidential Information to anyone other than personnel of the Firm; or (ii) use or appropriate any Confidential Information.

Procedures

Restrictions on Communications of Confidential Information. Each Employee agrees to inform Compliance promptly if he or she (i) is seeking an exception in order to disclose Confidential Information in contravention of Firm policy; or (ii) discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

Physical Security of Information. Employees should avoid discussions of Confidential Information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally. Use of speaker phones or cellular telephones also shall be avoided in circumstances where Confidential Information may be overheard by unauthorized persons. Documents and files that contain Confidential Information must be kept secure in order to minimize the possibility that such Confidential Information will be transmitted to an unauthorized person. Confidential documents should be stored in locked file cabinets or other secure locations. Confidential databases and other Confidential Information accessible by computer should be maintained in computer files that are password protected or otherwise secure against access by unauthorized persons. All Employees should lock their computers at the end of each workday.

Company Property. Employees may not physically remove Confidential Information from the premises of the Firm except consistent with and in furtherance of the performance of their duties to the Firm. All originals and copies of Confidential Information are the sole property of the Firm. Upon the termination of employment for any reason, or upon the request of the Firm at any time, each Employee promptly will deliver all copies of such materials to the Firm.